SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            -------------------------



                                    Form 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                January 26, 1999
                  --------------------------------------------
                                (Date of Report)



                                   ITRON, INC.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

      Washington                      0-22418                      911011792
-----------------------------  ------------------------  -----------------------
(State or Other Jurisdiction    (Commission File No.)           (IRS Employer
         of Incorporation)                                   Identification No.)

                    2818 N. Sullivan Road, Spokane, WA 99216
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (509) 924-9900
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                            Draft Disclosure for 8-K

Item 5.  Other Events


         New Bank Line Completed

         On January 19, 2000, the Company signed a credit agreement with General Electric Capital Corporation for a new four year revolving line of credit to replace its previous revolving line of credit with two banks, which would have expired on January 31, 2000. The agreement is for a revolving facility with a maximum availability of $35 million, the same as with the previous loan facility. The approximately $9.7 million outstanding under the prior facility, which included $ 6.4 million in letters of credit, was repaid with borrowings under the new facility. The maximum amount of borrowings available under the new facility is based on the amount of accounts receivable, inventory and certain outsourcing equipment. Borrowings are secured by accounts receivable, inventory, cash receipts and outsourcing assets not otherwise separately financed. Interest rates charged are comparable to those under the previous facility, depending on the form of borrowing, and vary based upon published rates and the financial performance of the Company after 2000. Additionally, an annual commitment fee of
 .0375% is required on the unused portion of the available balance of the revolving line. The agreement contains financial covenants that require the Company to equal or exceed certain minimum EBITDA and fixed charge coverage ratio levels as of the end of each quarter. Subject to established limits, the new revolving credit facility allows the line to be used for the repurchase of long-term debt and equity securities, and investments in outsourcing projects.